Exhibit 3.162

AMENDMENT TO PARTNERSHIP AGREEMENT

FOR

LAKEVIEW REHABILITATION GROUP PARTNERS

WHEREAS, on December 30, 1987, Continental Medical of Kentucky, Inc. (“CMKI”), a Delaware corporation wholly-owned by Continental Medical Systems, Inc. (“CMS”); ANH, Inc. (“ANH”), a Kentucky corporation, all of the outstanding capital stock of which is owned in equal shares by Bijan Ahmadi, M.D. (“Ahmadi”), William C. Nash, M.D. (“Nash”) and Karl W. Hubbard, M.D. (“Hubbard”); Rehab-Ortho, Inc. (the “Robbins Company”), a Kentucky corporation, all of the outstanding capital stock of which is owned by Robert E. Robbins, M.D.; and Elizabethtown Rehabilitation Group, Inc. (the “Malik Company”), a Kentucky corporation, all of the outstanding capital stock of which was owned by M.I. Malik, M.D. (“Malik”) entered into a Partnership Agreement (the “Partnership Agreement”) to form a Partnership to manage a 40-bed rehabilitation hospital located in Elizabethtown, Kentucky (the “Facility”). CMKI, ANH, the Robbins Company and the Malik Company are hereinafter collectively referred to as the “Partners”;

WHEREAS, the Partnership Agreement provides for a fifty percent (50%) partnership interest to be held by CMKI, a thirty percent (30%) partnership interest to be held by ANH, and a ten percent (10%) partnership interest to be held by each of the Robbins Company and the Malik Company;

WHEREAS, the initial capital contributions of each Partner to the Partnership, in consideration of each Partner’s percentage interest were in the amounts set forth below:

CMKI	$348,225
ANH	67,500
Robbins Company	22,500
Malik Company	-0-

WHEREAS, while the percentage interests held by each of the Partners in the Partnership reflected both cash contributed and sweat equity contributed to the formation and activities of the Partnership, the initial capital contributions reflected only the cash contribution to the Partnership;

WHEREAS, the Malik Company was not credited for the fair market value of pre-operational services rendered on behalf of the Partnership as its initial capital contribution;

WHEREAS, CMKI originally contributed an amount in excess of the pro-rata amount required to purchase its fifty percent (50%) partnership interest in the Partnership;

WHEREAS, on July 29, 1991 the Department of Health and Human Services issued regulations providing for certain safe harbors applicable to investments similar to that of the Partnership (the “Safe Harbor Regulations”, 42 CFR Part 1001);

WHEREAS, one (1) of the eight (8) guidelines set forth to meet the Investment Safe Harbor of Section 1001.952(a) (2) of the Safe Harbor Regulations provides that the amount of payment to an investor in return for the investment interest must be directly proportional to the amount of the capital investment (including the fair market value of any pre-operational services rendered) of that investor;

WHEREAS, the assets of the Malik Company were distributed to the shareholders M. I. and Elizabeth Ann Malik on June 30, 1991 and were contributed on the same day by a deed of gift to the Lincoln Trail Recovery Center “A”, Inc., a Kentucky corporation, the sole shareholder of which is the Malik Children’s Trust, and the Malik Company was dissolved under Articles of Dissolution filed with the Secretary of State November 22, 1991;

WHEREAS, the Partners desire to amend the Partnership Agreement, effective as of the date of such agreement, to credit the Malik Company for its pre-operational services and to reduce the CMKI initial capital contribution such that each Partner’s payment as an investor in the Partnership shall be directly proportional to the amount of such partner’s capital return as set forth in the Investment Safe Harbor of the Safe Harbor Regulations;

WHEREAS, the Partners desire to amend the Partnership Agreement to substitute the Lincoln Trail Recovery Center A, Inc., a Kentucky corporation, as the Partner for Elizabethtown Rehabilitation Group, Inc., a Kentucky corporation;

NOW, THEREFORE, in consideration of the terms and covenants herein contained, and intending to be legally bound, the Partners agree as follows:

1. Effective June 30, 1991, the Elizabethtown Rehabilitation Group, Inc. is deleted as a Partner and the Lincoln Trail Recovery Center “A”, Inc. is hereby made a Partner, and hereafter in this Amendment and in the Partnership Agreement is referred to as the Malik Company. The capital contribution of the Elizabethtown Rehabilitation Group, Inc. is hereby transferred to the Lincoln Trail Recovery Center “A”, Inc.

2. The Malik Company contributed pre-operational services to the Partnership for which no payment was received regarding obtaining the Certificate of Need for the Facility, designing and constructing the building to accommodate the Facility, obtaining financing for the Facility, arranging with CMKI to manage the Facility and structuring the ownership entity. The Partners agree that the fair market value of such services, based on documented time spent by the Malik Company on such activities is in excess of Twenty-Two Thousand Five Hundred Dollars ($22,500).

3. The Partners agree that the Malik Company initial capital account should be adjusted to reflect its fair market value service contribution in an amount of $22,500, effective as of the date of the Partnership Agreement, and that such $22,500 represents the Malik Company’s consideration for a ten percent (10%) Partnership interest (the “Malik Adjustment”).

4. The Partners agree that the CMKI initial capital account should be adjusted to reduce the amount from $348,225 to $112,500, effective as of the date of the Partnership Agreement, and further agree to cause the Partnership to distribute to CMKI the excess $235,725 it originally contributed a part of its initial capital contribution, which amount shall be distributed to CMKI at the time of the next regularly scheduled partnership distribution pursuant to the Partnership Agreement (the “CMKI Adjustment”).

5. As a result of the Malik Adjustment and the CMKI Adjustment, each Partner shall have contributed $22,500 for each ten percent (10%) interest in the Partnership such that each Partner’s return shall be in direct proportion to the amount invested by him, in accordance with the previously stated requirement of the Investment Safe Harbor.

6. Article II, Section 2.01 of the Partnership Agreement shall be amended and restated in its entirety as follows:

2.01 Initial Capital Contribution. The initial capital contributions of each Partner shall be in cash or by way of services rendered to the Partnership in the amount or value set forth below:

CMKI	$112,500
ANH	67,500
Robbins Company	22,500
Malik Company	22,500

7. Article V, Section 5.06(a). Delete

8. Article III, Section 3.03. Delete and then insert:

“Unless otherwise agreed by 90% of the Partnership Interests, a distribution of all cash in the Partnership account less $300,000 shall be made to the Partners in the proportions required by Section 3.01 and shall be made no less than six calendar weeks after the end of each quarter of the Partnership fiscal year.”

9. Article III, Section 3.05. Delete.

10. Article IV, Section 4.04, after the first sentence insert:

“Solely for the purpose of providing the Partners information as to whether the Partnership falls within the safe harbor provisions of the regulations issued under 42 U.S.C. §1320a-7b and for no other purpose, the Managing Partner no less than quarterly shall review the gross revenues of the Facility and provide to each Partner a written statement as to (1) the total number of patients of the Facility during the prior quarter referred to the Facility by all shareholder/s of that Partner and what percentage of the total this represents, and (2) how much gross revenue was generated by the total of these referred patients and what percentage of the total that revenue represents.”

11. Article IX, Section 11.02. Delete the address of Jane D. Lollis and insert the following:

1150 Starks Building

455 South Fourth Avenue

Louisville, Kentucky 40202

12. In all other respects, the Partners ratify and reaffirm the Partnership Agreement as adopted by each of them.

Except as amended herein, the Partnership Agreement remains in full force and effect.

This writing shall be binding upon and inure to the benefit of the parties, their successors and assigns.

This Agreement shall be governed by the laws of the Commonwealth of Kentucky.

IN WITNESS WHEREOF, the Partners have executed this Agreement the 19th day of January, 1993.

CONTINENTAL MEDICAL OF KENTUCKY, INC.

By:	/s/ Robert A. Ortenzio
Robert A. Ortenzio
President

Date: 2/8/93

ANH, INC.

By:	/s/ [unreadable]

Date: 2-3-93

REHAB-ORTHO, INC.

By:	/s/ Robert E. Robbins, M.D.
Robert E. Robbins, M.D.
President

Date: 1/27/93

LINCOLN TRAIL RECOVERY CENTER “A”, INC.

By:	/s/ M. I. Malik, M. D.
M. I. Malik, M. D.
President

Date: 3/2/93